Exhibit 99.01

UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

Xcel Energy Inc.,	Civil No. 04-1449 (DWF/FLN)
a Minnesota corporation, individually
and on behalf of its affiliated companies,

Plaintiff,
MEMORANDUM
v.	OPINION AND ORDER

United States of America,

Defendant;

and

United States of America,

Counter-Claimant,

v.

Xcel Energy Inc.,
a Minnesota corporation, individually
and on behalf of its affiliated companies,

Counter-Defendant.

David E. Jacobson, Esq., Thelen Reid & Priest LLP – DC; James L. Altman, Esq., Xcel Energy; and James E. Dorsey, Esq., Jay M. Quam, Esq., and Steven Z. Kaplan, Esq., Fredrikson & Byron, PA, counsel for Plaintiff and Counter-Defendant.

Andrew T. Pribe, Esq., and Gregory E. Van Hoey, Esq., United States Department of Justice, counsel for Defendant and Counter-Claimant.

Introduction

The above-entitled matter came before the undersigned United States District Judge on August 19, 2005, pursuant to cross-motions for summary judgment brought by Xcel Energy, Inc.

(“Xcel”), and the United States of America (the “Government”). The case arises out of matters related to corporate-owned, whole life insurance policies that Xcel’s predecessor, Public Service Company of Colorado (“PSCo”) purchased on behalf of 2,435 of its employees in the mid-1980s. PSCo paid premiums to the insurer, Provident Life and Accident Company (“Provident”), for the policies and later transferred the policies to its subsidiary, PSR Investments, Inc. (“PSRI”).(1) PSRI then borrowed money from the policies and used at least some of this money to finance the premiums owed to Provident. On its federal income tax returns for 1993 and 1994, PSCo deducted the policy loan interest expense, purportedly pursuant to Section 163(a) of the Internal Revenue Code of 1986. The IRS disallowed the deductions on the ground that the investment in the policies was a sham transaction, and this litigation ensued.

Xcel’s Motion for Summary Judgment asserts that Xcel is entitled, as a matter of law, to deduct the policy loan interest because its investment in the policies had a practical, non-tax effect. Thus, Xcel asks the Court to determine that Xcel’s investments were legitimate and not an abusive tax shelter, as the Government maintains. The Government’s Motion for Summary Judgment asserts that Xcel has no insurable interest in the lives of its employees, and thus that the Court should grant summary judgment in the Government’s favor. Xcel has cross-moved for partial summary judgment on this same issue. For the reasons set forth below, Xcel’s Motion for Summary Judgment as to its entitlement to a tax deduction is denied; the Government’s Motion for Summary Judgment on the issue of insurable interest is denied, and Xcel’s Motion for Partial Summary Judgment on the insurable interest issue is granted.

(1)           To clarify, Xcel is the successor in interest to PSCo and is now the parent of PSRI. Unless otherwise specified, “Xcel” will be used in this Order to denote Xcel, PSCo, and PSRI.

Background

Prior to the early 1980s, PSCo established a group life insurance program for its employees. The program allowed a participating employee a death benefit equal to three times the employee’s salary if the employee died while the employee was still employed at PSCo. In addition, the plan allowed a retired PSCo employee a life insurance benefit equal to one and one half times the employee’s salary at the time of retirement, but this amount was capped at $125,000.

Xcel asserts that at some point in the early 1980s, PSCo realized that its liability to its employees under these plans was greater than it could fund, considering increases in wages, inflation, and PSCo’s growing workforce. As of 1985, the projected potential after-tax liability for retiree death benefits of active employees was between $152 million and $278 million; the liability for already-retired employees was approximately $30 million. Xcel asserts that the Colorado Public Utilities Commission would not allow the company to pass on to PSCo’s ratepayers the costs of paying death benefits on behalf of former employees who were no longer serving those ratepayers, so PSCo had to come up with a different solution to fund the potential death benefit liabilities. To address PSCo’s concerns about funding these liabilities, PSCo considered a change in its benefits structure. However, because implementing such a plan was a complex process (for instance, PSCo was uncertain how many of its employees would opt in to a new plan that, to some extent, offered lesser benefits), PSCo decided initially to implement a different approach to fund its liabilities under the two plans.

Xcel asserts that PSCo first identified the employees who were most likely to benefit from PSCo’s efforts to fund the retiree liability plan and then determined the amount of insurance coverage PSCo would need to fund the liability. Xcel maintains that PSCO then decided to purchase insurance that would cover this amount of projected liability and allow for premium payments that PSCo could sustain. In November 1984, PSCo purchased whole life policies from Provident on the lives of 758 employees who were between the ages of 55 and 69 (the “PERQ II policies”); in May 1985, PSCo purchased additional policies on the lives of 1,677 employees who were between the ages of 40 and 56 (the “PERQ IV policies”) (collectively, the “PERQ policies”). PSCo was the named beneficiary for all of the PERQ policies. Xcel asserts that it informed its employees of the purpose for the new plan and solicited their consent. Undisputedly, all of the employees insured under the new plans consented in writing to be part of the plans.

The initial death benefit coverage for each employee’s PERQ policy was $61,000. The total face value of initial coverage for the PERQ policies was $148 million, for which PSCo paid an initial annual premium of nearly $20 million. Basically, the policies provided two economic benefits to PSCo. First, the policies allowed for the death benefits that were payable to PSCo, the beneficiary, upon the death of an insured employee. The death benefits payable under the PERQ policies increased annually. In addition, PSCo received an investment asset known as “cash value” that annually increased by at least a contractually-guaranteed minimum amount.

Because the PERQ policies were whole life insurance policies, PSCo was allowed to borrow up to the amount of the policy’s cash value during the life of the insured employee. If the insured employee died before the loan was repaid, the amount of the loan and any accrued interest was deducted from the amount of death benefits that were paid to PSCo. In other words, PSCo was required to pay off the loan, along with any unpaid loan interest, to Provident before PSCo could receive any remaining death benefits upon the death of the insured. Provident charged an interest rate to PSCo on these loans equal to whichever of the following rates that

PSCo chose: (1) a fixed rate based on the Moody’s Corporate Bond Average (“Moody’s Rate”) in effect during the third month before Provident issued the policies (13.78% for PERQ II policy loans and 12.66% for PERQ IV policy loans); or (2) a variable rate based on the Moody’s Rate in effect prior to each policy year that PSCo took a loan from Provident. Provident credited some of the amount of interest that PSCo paid on the policy loans back to the cash values of the policies. The amount credited was tied directly to the amount of interest that PSCo chose to pay on the policy loans—the higher the interest rate paid by PSCo on its policy loans from Provident, the higher the policies’ annual cash value increase.(2) Thus, there was no financial incentive for PSCo to choose a lower policy loan interest rate, and PSCo accordingly always chose to pay the higher interest rate on the loans.

According to Xcel, before PSCo purchased the policies, Provident provided PSCo with cash flow budgeting illustrations, using assumptions of the insureds’ deaths at age eighty. Xcel asserts that these illustrations projected the following over a 40-year period of assumed coverage: (1) PSCo would pay $575 million in premiums; (2) PSCo would obtain $3.3 billion of loans and would pay $3.52 billion of interest on these loans; (3) PSCo would pay premiums totaling $811.9 million from its own funds after borrowing the $3.3 billion; (4) PSCo would receive death benefits of $1.145 billion after repaying the loans; and (5) the projected interest expense deductions on the loans would reduce PSCo’s taxes by approximately $1.72 billion.

(2)           Specifically, Provident credited the cash value at a rate of either seventy-five basis points (for the PERQ II policies) or sixty basis points (for the PERQ IV policies) less than the loan interest that was charged by Provident on the policy loans. Because PSCo, or PSRI, always borrowed from Provident at the fixed rates of 13.78% for PERQ II policy loans and 12.66% for PERQ IV policy loans, the cash values of these policies were increased at a rate of 13.08% and 12.06%, respectively.

Discussion

I.              Standard of Review

Summary judgment is proper if there are no disputed issues of material fact and the moving party is entitled to judgment as a matter of law. Fed. R. Civ. P. 56(c). The court must view the evidence and the inferences that may be reasonably drawn from the evidence in the light most favorable to the nonmoving party. Enter. Bank v. Magna Bank of Missouri, 92 F.3d 743, 747 (8th Cir. 1996). However, as the Supreme Court has stated, “[s]ummary judgment procedure is properly regarded not as a disfavored procedural shortcut, but rather as an integral part of the Federal Rules as a whole, which are designed ‘to secure the just, speedy, and inexpensive determination of every action.’” Celotex Corp. v. Catrett, 477 U.S. 317, 327 (1986) (quoting Fed. R. Civ. P. 1).

The moving party bears the burden of showing that there is no genuine issue of material fact and that it is entitled to judgment as a matter of law. Enter. Bank, 92 F.3d at 747. The nonmoving party must demonstrate the existence of specific facts in the record which create a genuine issue for trial. Krenik v. County of Le Sueur, 47 F.3d 953, 957 (8th Cir. 1995). A party opposing a properly supported motion for summary judgment may not rest upon mere allegations or denials, but must set forth specific facts showing that there is a genuine issue for trial. Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 256 (1986); Krenik, 47 F.3d at 957.

II.            Insurable Interest

In its Motion for Summary Judgment, the Government asserts that PSCo lacked an insurable interest in the lives of the 2,435 employees that it insured under the PERQ policies at the time the policies were issued. As a result, the Government contends that the policies were void as against public policy, the policies did not create genuine indebtedness, and thus Xcel is not entitled to an interest deduction under Internal Revenue Code § 163. Xcel, on the other hand, contends that it had an insurable interest in the lives of its employees at the time that PSCo acquired the policies, and that summary judgment should be granted in its favor on this issue.

The parties agree that Colorado law governs the question of whether Xcel has an insurable interest in the employees who were covered by the PERQ policies. Although Colorado courts have not had the occasion to decide precisely this question, the Government urges this Court to apply other jurisdictions’ decisions that have prohibited employers from obtaining life insurance on their employees. (Memorandum in Support of United States’ Motion for Summary Judgment at 13-19 (citing Mayo v. Hartford Life Ins. Co., 354 F.3d 400 (5th Cir. 2004); and Tillman v. Camelot Music, Inc., 408 F.3d 1300 (10th Cir. 2005); and distinguishing Dow Chem. Co. and Subsidiaries v. United States, 250 F. Supp. 2d 748 (E.D. Mich. 2003)).)

The Government acknowledges that business-owned life insurance policies are, at times, permissible.(3)  For instance, the Government recognizes that so-called key-person or key-employee policies are appropriate if a corporation can demonstrate that the employee’s services are sufficiently important to that employer. However, the Government contends that such policies are exceptions to the general rule that a person may not take out a life insurance policy for his own benefit on the life of another person if the policyholder/beneficiary lacks an insurable interest in the life of the insured. Further, the Government asserts that these exceptions do not extend to non-key employees.

Xcel contends that PSCo fully considered the insurable interest requirement and structured the PERQ policies to cover only those employees who were most likely to benefit

(3)           Twenty-eight states, not including Colorado, have statutes that expressly grant employers an insurable interest in the lives of their employees.

from the plan. In addition, Xcel maintains that it received written consent from every employee insured under the plan, and that such consent was given only after each employee was informed of the manner in which the plan was structured, with PSCo as the beneficiary for the policies.

The purpose of the insurable interest requirement is to ensure that a policy does not fall into the forbidden class of “wager contracts” taken out by people who are wholly unrelated to the insured and thus who have a “direct interest in [the insured’s] early termination.” Warnock v. Davis, 104 U.S. 775, 779 (1881). In Warnock, the United States Supreme Court further defined an insurable interest as “arising from the relations of the party obtaining the insurance, either as creditor of or surety for the assured, or from the ties of blood or marriage to him, as will justify a reasonable expectation of advantage or benefit from the continuance of his life.” Id. The Colorado Court of Appeals, in a different context, further defined this interest to exist “when, from personal relations between parties, one has a reasonable right to expect some pecuniary advantage from a continuance of the life of the other, or to fear the loss from his death.” Lampkin v. Travelers’ Ins. Co., 52 P. 1040, 1045 (Colo. Ct. App. 1898).

Xcel first asserts that under Colorado law, only the insurer has standing to void the policy for lack of an insurable interest. In support of this contention, Xcel relies primarily upon Mullenax v. Nat’l Reserve Life Ins. Co., in which the Colorado Court of Appeals stated that “[t]he insurer may assert the lack of insurable interest on the part of the beneficiary, but another claimant to the proceeds may not raise this issue.” 485 P.2d 137, 139 (Colo. Ct. App. 1971). Xcel further contends that an insured is not limited to any particular class of beneficiary, and may designate any beneficiary as the insured deems appropriate. Finally, Xcel asserts that even if Xcel lacked an insurable interest, the PERQ policies would not be void, but rather that Xcel would be unable to collect death benefits on the policies.

The Court need not address the standing issue because the Court finds that a reasonable determination of what the Colorado Supreme Court would decide, based on the existing case law, is that Xcel has an insurable interest in the employees insured under the PERQ policies. First, Xcel had a “reasonable right to expect some pecuniary advantage from a continuance of the life of [its employees], or to fear the loss from [their] death.” Lampkin 52 P. at 1045. PSCo would benefit from each employee’s continued employment, and would also sustain a significant loss not only in the loss of the employee, but in the benefits paid out with each employee’s death. Second, the Court finds that existing Colorado law supports the notion that an insured may designate a beneficiary without limitation as to the class of that beneficiary. See Forster v. Franklin Life Ins. Co., 311 P.2d 700, 704 (Colo. 1957). Here, each employee was informed of the purpose of the PERQ policies, each employee consented to be insured, and each employee designated PSCo as the beneficiary of the policy. In Dow Chemical Co. and Subsidiaries v. United States, the court found such consent persuasive, “further vindicat[ing] the public policy designed to prevent wagering contracts on which the insurable interest rule is grounded.” 250 F. Supp. 2d 748, 824 (E.D. Mich. 2003). Moreover, the Colorado legislature has not spoken to this issue. This Court does not find it appropriate to impose other jurisdictions’ decisions when the Colorado legislature clearly could change the somewhat relaxed standard allowed by existing Colorado case law if the legislature was so inclined.(4)

(4)           The Court also notes that the courts in Mayo and Tillman, the two decisions that the Government encourages the Court to apply to this case, were guided by specific provisions of applicable Texas and Oklahoma insurable interest law that governed these cases’ results. Mayo, 354 F.3d at 407-409; Tillman, 408 F.3d at 1305-06. As a result, even if the Court were to determine that the Colorado Supreme Court was likely to adopt Texas or Oklahoma law, these two cases are legally distinguishable.

For these reasons, the Court rejects the Government’s contention that Xcel lacked an insurable interest in the lives of its employees and finds that PSCo, and thus Xcel, had an insurable interest in the lives of its employees. Thus, the Government’s Motion for Summary Judgment on this issue is denied; Xcel’s Motion for Partial Summary Judgment on this issue is granted.

III.           The Interest Deduction

The Internal Revenue Code (“IRC”) states that “[t]here shall be allowed as a deduction all interest paid or accrued within the taxable year on indebtedness.” IRC § 163, 26 U.S.C. § 163(a). The tax code allows a corporation to deduct the interest expense that accrues annually on loans obtained from an insurer, so long as various tax rules are met. IRC §§ 163(a) and 264(d). Specifically, corporate owners of life insurance policies that were purchased before June 20, 1986, may deduct interest payments on loans taken on the cash value of those policies so long as: (1) the owner of the policies pays the premiums owed for at least four of the seven years of coverage using unborrowed funds (the “4-of-7 rule”); and (2) the policies have a practical non-tax effect. Id. at 264(d); see also Knetsch v. United States, 364 U.S. 361 (1960). The taxpayer bears the burden of proving the validity of the deductions that it claims. Lewis v. Reynolds, 284 U.S. 281, 283 (1932).

Here, the parties do not dispute that Xcel complied with the 4-of-7 rule; PSCo paid the premiums for the first, fifth, sixth, and seventh years using unborrowed funds. The dispute centers on whether the PERQ policies had a practical non-tax effect. Xcel asserts that it is entitled to deductions for interest payments that it made on the PERQ policy loans and deducted on its 1993 and 1994 taxes. The Government, on the other hand, contends that these policies were substantive shams, the sole purpose of which was to reduce Xcel’s tax liabilities. Thus, the

Government asserts that the interest paid on the loans taken from these policies is not deductible under the tax code.

The Eighth Circuit’s analysis of whether a sham exists consists of two prongs: (1) under the business-purpose test, “a transaction will be characterized as a sham if ‘it is not motivated by any economic purpose outside of tax considerations’”; and (2) under the economic substance test, if it “‘is without economic substance because no real potential for profit exists.’” 5 IES Indus., Inc. v. United States, 253 F.3d 350, 353 (8th Cir. 2001) (quoting Shriver v. Comm’r, 899 F.2d 724, 725-26 (8th Cir. 1990); and citing Rice’s Toyota World, Inc. v. United States, 752 F.2d 89 (4th Cir. 1985)).

After a thorough review of Xcel’s arguments and the four cases that have been decided by other courts on this matter, the Court finds that genuine fact issues remain as to whether the PERQ policies were substantive shams as a matter of law. These other cases—Dow Chemical, supra; Winn-Dixie Stores, Inc., and Subsidiaries v. Comm’r, 254 F.3d 1313 (11th Cir. 2001); In re: CM Holdings, Inc., 301 F.3d 96 (3d Cir. 2002); and American Elec. Power Co., Inc. v. United States, 326 F.3d 737 (6th Cir. 2003)—were all decided after the courts held lengthy bench trials with extensive expert testimony and complex actuarial analyses of the plans at issue. Here,

(5)           Xcel asserts that either a non-tax economic effect or a non-tax business purpose is sufficient to negate sham transaction treatment, pursuant to the Eighth Circuit’s holding in IES Industries. 253 F.3d at 353. However, Xcel’s logic is misplaced. In IES, the Eighth Circuit reiterated the court’s holding in Shriver, stating that “a failure to demonstrate either economic substance or business purpose—both not required—would result in the conclusion that the transaction in question was a sham for tax purposes.” Id. However, it does not follow logically that if either business purpose or economic substance is present, then no sham exists. Moreover, the IES court stated that it need not consider whether a two-part test was required, because the court found that the trades at issue there had both a business purpose and economic substance. Id. Regardless, Xcel has not briefed the business purpose prong, and because the Court finds that genuine issues of material fact exist as to the PERQ investments’ economic substance, the Court need not address the business purpose prong.

expert discovery has not been completed. Fact questions remain as to whether the PERQ policies presented a real opportunity for a risk-based gain or loss based upon the actual mortality of the insured employees. In addition, genuine issues of material fact exist as to whether, absent the interest deductions, the plan could generate a pre-tax profit for Xcel. In re: CM Holdings, 301 F.3d at 101.

Because questions of fact remain as to the economic substance of the PERQ investments, Xcel has not met its burden of proving the validity of the PERQ policy loan deductions. As a result, summary judgment on this issue is inappropriate.

For the reasons stated, IT IS HEREBY ORDERED THAT:

1.             Plaintiff’s Motion for Summary Judgment (Doc. No. 19) is DENIED;

2.             Defendant’s Motion for Summary Judgment (Doc. No. 35) is DENIED;

3.             Plaintiff’s Motion for Partial Summary Judgment Regarding the Insurable Interest Issue (Doc. No. 42) is GRANTED.

Dated: October 12, 2005	s/Donovan W. Frank
DONOVAN W. FRANK
Judge of United States District Court